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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement of Travelocity.com Inc. pertaining to the Travelocity Holdings, Inc. 1999 Long-Term Incentive Plan and Travelocity.com LP 1999 Long-Term Incentive Plan of (i) our report dated July 30, 1999, except as to Note 10 as to which the date is October 29, 1999, with respect to the financial statements of the Travelocity Division and (ii) our report dated October 29, 1999 with respect to the balance sheet of Travelocity.com Inc. included in the Registration Statement (Form S-4 No. 333-95757) filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP



March 6, 2000
Dallas, Texas